STATE OF NORTH CAROLINA
                                                   REAL PROPERTY PURCHASE AND
COUNTY OF WAKE                                       SALE AGREEMENT


         THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT (the "Agreement") made and entered into as of the 10th day of December, 2001 (the "Effective Date") by and between HD ACQUISITIONS, LLC, a North Carolina limited liability company, or its permitted assigns in accordance with Section 10.08 ("Buyer"), and MERISEL PROPERTIES, INC., a Delaware corporation ("Seller").

                             W I T N E S S E T H:
                             -------------------

         WHEREAS, Seller owns the title to land, an approximately 61,000 square foot office building (the "Building"), together with other improvements and personal property related to the operation and maintenance of the Building located at 305 Gregson Drive, Cary, Wake County, North Carolina, such property being more specifically described in EXHIBIT A, attached hereto and incorporated herein by reference, together with all improvements located thereon, and together with any strips, gores, easements, tenements, hereditaments, privileges and appurtenances thereunto belonging or appertaining, and all right, title and interest which Seller may have in riparian rights, rights-of-way, roads, streets and ways located in whole or in part on or bounding the property (said property, improvements, appurtenances, right, title and interest hereinafter collectively referred to as the "Property"); and

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the purchase price and the premises and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    SECTION 1
                                 PURCHASE PRICE

         1.01 Amount of Purchase Price. The total purchase price for the Property shall be Three Million and no/100 Dollars ($3,000,000.00) (the "Purchase Price"). Within ten (10) days of the Effective Date of this Agreement, Buyer shall deliver One Hundred Fifty Thousand and no/100 Dollars ($150,000.00) in earnest money (the "Earnest Money") in the form of an irrevocable letter of credit issued by a bank reasonably acceptable to Seller (the "Letter of Credit") to be held by CB/Richard Ellis ("Escrow Agent") per the Escrow Agreement, attached hereto as EXHIBIT B and incorporated herein by reference (the "Escrow Agreement"), and retained, applied, or returned, as provided in this Agreement.

         1.02 Payment of the Purchase Price. The full amount of the Purchase Price, less any Modification Fees (as defined in Section 10.05) and other credits against the Purchase Price, shall be payable by Buyer to Seller in

United States currency by way of federal wire transfer or other immediately available funds at Closing. Within three (3) days after Closing, Escrow Agent shall return the Letter of Credit to Buyer, and Seller shall notify the issuing bank that the Letter of Credit may be cancelled.

                                    SECTION 2
                        ACTIONS OF SELLER UPON EXECUTION
                                OF THIS AGREEMENT

         2.01 Delivery of Studies, Plans, Etc., if any Available. To the extent Seller possesses the following materials and the materials are not privileged communications or work product between Seller and its counsel, within ten (10) days after the Effective Date, Seller shall cause its counsel to deliver to Buyer copies of surveys, existing title abstract or copy of owner's or lender's title insurance policy, engineering studies, environmental reports, site plans, if any, and information which may be owned by or in the possession of Seller with respect to the Property or any portion thereof (hereinafter, the "Due Diligence Deliveries"); provided, however, Buyer acknowledges that Seller or Seller's agent has delivered certain Due Diligence Deliveries prior to the Effective Date of this Agreement and Seller shall not have the obligation to cause its counsel to redeliver such documents, which are listed as follows:

o        Kimley Horn Due Diligence Evaluation
         Executive Summary
         Structural Components
         Building Envelope
         Roofing and Waterproofing
         Interior Survey
         Americans with Disabilities Act (ADA) Provisions
         Access, Parking and Pavements
         Phase I Environmental Evaluation
         Public Records Review
         Cost Opinions
         Site Surveys

o        Zoning Verification - Town of Cary
o        Microbiological Survey
o        Cooling Tower Report
o        Indoor Air Quality Survey
o        Microbial Surface Tests Results
o        Industrial Hygiene - Biological Testing Proposal
o        Building Repair Quotes
o        Building Inspection  3-3-98
o        Review ADA Guidelines 10-6-93
o        Waterproofing Proposals

                                    SECTION 3
                    WARRANTIES AND REPRESENTATIONS OF SELLER

         Seller makes the following representations and warranties to Buyer in connection with this Agreement:

         3.01 Due Existence. Seller is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

         3.02 Qualification. Seller is qualified to do business in the State of North Carolina.

         3.03 Authority. Seller has all requisite authority to enter into and perform this Agreement.

         3.04 Execution. The person executing this Agreement on behalf of Seller is duly authorized so to do.

         3.05 Seller not a Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and at the Closing, Seller will deliver to Buyer a sworn "Non-Foreign Affidavit" to such effect including Seller's taxpayer identification number.

         3.06 Warranties and Representations, Generally; Indemnification. All representations and warranties of Seller contained in this Agreement shall be true at the Closing Date as though such representations and warranties were made at such time. The representations and warranties set out in this Agreement shall survive the Closing Date and remain in full force and effect following the Closing Date for a period of three (3) months, and shall accrue to the benefit of Buyer and its successors and assigns. Seller hereby indemnifies and agrees to hold harmless Buyer and its heirs, successors and assigns from any damages, claims, losses, or liabilities of any type whatsoever, including, without limitation, attorneys' fees and other legal costs, arising out of any of the warranties and representations of Seller contained in this Agreement being untrue.

                                    SECTION 4
                     WARRANTIES AND REPRESENTATIONS OF BUYER

         Buyer makes the following representations and warranties to Seller in connection with this Agreement:

         4.01 Due Existence. Buyer is a limited liability company, duly organized, existing and in good standing under the laws of the State of North Carolina.

         4.02 Qualification. Buyer is qualified to do business in the State of North Carolina.

         4.03 Authority. Buyer has all requisite authority to enter into and perform this Agreement.

         4.04 Execution. The person executing this Agreement on behalf of Buyer is duly authorized so to do.

         4.05 Warranties and Representations, Generally; Indemnification. All representations and warranties of Buyer contained in this Agreement shall be true at the Closing Date as though such representations and warranties were made at such time. The representations and warranties set out in this Agreement shall survive the Closing Date and remain in full force and effect following the Closing Date for a period of three (3) months, and shall accrue to the benefit of Seller and its successors and assigns. Buyer hereby indemnifies and agrees to hold harmless Seller and its successors and assigns from any damages, claims, losses, or liabilities of any type whatsoever, including, without limitations, attorneys' fees and other legal costs, arising out of any of the warranties and representations of Buyer contained in this Agreement being untrue.

                                    SECTION 5
                       SITE INSPECTION AND BUILDING REPAIR

         5.01 Access to Property and Site Inspection and Testing. At Buyer's sole cost and expense, Buyer, its agents, employees or other representatives, shall have the right during the Study Period (as defined below) to go upon the Property for the purpose of making surveys, engineering, environmental and other tests, as Buyer deems necessary or advisable; provided, however, any invasive testing shall require Seller's prior written consent (which consent may be granted or denied in Seller's sole discretion). Buyer shall return the Property to its original condition (reasonable wear and tear excepted) after completing its inspections, and Buyer shall pay for any damages, if any, to the Property caused by Buyer, its employees and agents while such surveys, studies or tests are being made upon thirty (30) days written demand for same from Seller. Nothing in this Section shall relieve Seller of its obligations to deliver surveys, title policies and other matters to the extent required under this Agreement. Buyer shall have thirty (30) days from the Effective Date of this Agreement within which to conduct such investigations and inspections as Buyer deems necessary (the "Study Period"). At any time prior to the end of the Study Period if Buyer determines, in Buyer's sole discretion, that the Property is not suitable for Buyer's purposes, Buyer may give Seller written notice that this Agreement is terminated. In such event, Escrow Agent shall deliver the Earnest Money to Seller in accordance with the terms of Section 3 of Exhibit B, and Seller shall be entitled to draw down the Letter of Credit in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00), whereupon both parties shall be relieved of and released from any further liability hereunder (except as provided in Section 5.01). In the event Buyer terminates this Agreement prior to Closing, Buyer shall provide to Seller upon Seller's written request copies of all due diligence studies and test results performed on or about the Property by Buyer or its agents, contractors or representatives during the Study Period, together with all information delivered to Buyer pursuant to or as referenced in
Section 2.01. Buyer's obligations hereunder shall survive either Closing or termination of this Agreement.

         5.02 Financing Period. Buyer must be able to obtain a loan commitment for its acquisition financing of the Property on or before sixty (60) days after the Effective Date (the "Financing Period"), effective through the Closing Date, for a conventional loan in the principal amount of Two Million Four Hundred Thousand and no/00 Dollars ($2,400,000.00) for a term of twenty (20) year(s), at an interest rate not to exceed eight percent (8%) per annum, with mortgage loan discount points not to exceed one percent (1%) of the loan amount. Buyer agrees to use his best efforts to secure such commitment, and Buyer shall be responsible for all costs related thereto. Prior to the end of the Financing Period, if Buyer, despite its best efforts, is unable to obtain a loan commitment in accordance with the terms described above, Buyer may give Seller written notice that this Agreement is terminated. In such event, Escrow Agent shall deliver the Earnest Money to Seller in accordance with the terms of
Section 3 of Exhibit B, and Seller shall be entitled to draw down the Letter of Credit in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00), whereupon both parties shall be relieved of and released from any further liability hereunder (except as provided in Section 5.01).

         5.03 Disclaimer of Warranties. Buyer will inspect the Property during the Study Period, and Buyer agrees that the Property shall be conveyed in its "AS IS" and "WHERE IS" and "WITH ALL FAULTS" condition as of the Effective Date and as of the Closing Date subject to reasonable use, wear, tear and natural deterioration from the Effective Date through the Closing Date without any reduction in the Purchase Price for any change in such condition by reason thereof which may occur subsequent to the date hereof. Without limiting the generality of the foregoing, Buyer acknowledges that SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED OR PARTICULAR PURPOSE. Prior to the expiration of the Study Period, Buyer will make such examination of the Property and all other matters affecting or relating to the Property or this transaction as Buyer deems necessary. In entering into this Agreement, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller, or any broker or any other person representing or purporting to represent Seller, which are not expressly set out in this Agreement. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

         5.04 Building Repair. Seller agrees to cease any and all repairs either being performed on the Property or contemplated by Seller related to the water damage or remediation of any molds in the Building. Buyer acknowledges and agrees that the Building has incurred water damage and mold damage and that Buyer accepts the Building subject to such water damage and the existence of any molds in the Building. Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all third-party claims resulting in loss, damages or costs of any nature arising after Closing, for injury to persons or property arising after Closing out of or incident to the water damage to the Building or the existence of the molds in the Building. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all third-party claims resulting in loss, damages or costs of any nature arising before Closing for injury to persons or property arising before Closing out of or incident to the water damage to the Building or the existence of the molds in the Building. These indemnities shall survive Closing.

                                    SECTION 6
                          TITLE TO THE PROPERTY; SURVEY

         6.01 Title to be Conveyed. Seller shall deliver to Buyer or its assigns at Closing a special warranty deed for the Property (deed form to be North Carolina Bar Association Special Warranty Deed form last printed, or equivalent) subject only to the Permitted Exceptions (the "Deed"), conveying to Buyer an indefeasible fee simple, marketable and insurable title to the Property, insurable by the Title Company. Seller shall also deliver to the Buyer at

Closing such lien waiver affidavits, releases and other collateral documents and otherwise perform such acts as are necessary to satisfy the requirements set out in this Agreement.
         6.02 Real Estate Title Commitment. Buyer shall obtain at its sole cost a preliminary report on title to the Property having an effective date subsequent to the Effective Date, issued by a title company satisfactory to Buyer (the "Title Company"), which preliminary report shall contain a commitment (the "Title Commitment") of the Title Company to issue a title insurance policy on the most current form of the ALTA Owner's Policy or such other ALTA policy form as Buyer may require (the "Title Policy") insuring the fee simple interest in the Property. The Title Commitment shall be in an amount equal to the Purchase Price and shall be subject only to: (i) liens of 2002 state and local ad valorem property taxes which are not delinquent or subject to penalty; (ii) unviolated zoning regulations and restrictive covenants and easements of record;
(iii) such other liens that will be released at Closing; (iv) public utility easements of record, in customary form, to serve the Property; (v) storm water easements of record, and (vi) such other easements, conditions and restrictions as may be approved by Buyer (those exceptions set out in subsections (i), (ii), (iii), (iv), (v) and (vi) above are hereinafter collectively referred to as the "Permitted Exceptions").

         6.03 Survey. Buyer shall obtain at its sole cost a survey of the Property (the "Survey") as of a date subsequent to the Effective Date which shall: (i) be prepared by a registered land surveyor acceptable to Buyer and comply with North Carolina General Statutes 47-30, as amended; (ii) be certified to the Title Company and to Buyer; and (iii) show with respect to the Property:
(A) the legal description of each parcel of the Property (which shall be the same as attached hereto as Exhibit A); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Property (including any off-site easements affecting or appurtenant to the Property); (C) no encroachments upon the Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) provide a flood certification satisfactory to Buyer to the effect that no portion of the Property is located within a flood hazard area.

         6.04 Objections to Title or Survey. If prior to the expiration of the Study Period, Buyer shall advise Seller in writing of a title defect, including but not limited to a defect revealed by the Survey, which fails to satisfy the terms or conditions of this Agreement, Seller may, but shall be under no obligation to, cure any title or survey objections and shall notify Buyer of its intention to cure or not to cure any such obligations within seven (7) days receipt of notice of Buyer's written objection. In the event Seller elects not to cure a title or survey defect prior to expiration of the Financing Period, then Buyer may either:

                  (a) accept such title as Seller is able to convey and proceed with Closing, in which event such title or survey objection shall be deemed to be a Permitted Exception; or

                  (b) terminate this Agreement. In such event, Escrow Agent shall deliver the Earnest Money to Seller in accordance with the terms of
       Section 3 of Exhibit B, and Seller shall be entitled to draw down the Letter of Credit in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00), whereupon both parties shall be relieved of and released from any further liability hereunder (except as provided in Section 5.01).

                                    SECTION 7
                                     CLOSING

         7.01 Time and Place of Closing. The consummation of the sale and purchase of the Property hereunder (the "Closing") shall take place on the date (the "Closing Date") which is fifteen (15) days after the expiration of the Financing Period or a prior date selected by Buyer upon at least five (5) days' prior written notice to Seller. The Closing shall be held at 10:00 A.M., Raleigh, North Carolina time, on the Closing Date at the offices of Kennedy Covington Lobdell & Hickman, LLP, 434 Fayetteville Street Mall, Suite 1900, Raleigh, North Carolina 27602, or at such other place as the parties may mutually agree to.

         7.02 Prorations and Adjustments at Closing. With respect to the Property, the following items shall be prorated and adjusted on a calendar year basis between the parties or paid at Closing:

                  (a) Real property ad valorem taxes on the Property due for the year in which the Closing occurs shall be prorated on a calendar year basis to the date of Closing (with Buyer to be responsible for such items for the Closing
Date); and

                  (b) Ad valorem taxes, if any, on personal property related to the operation and maintenance of the Building shall be prorated on a calendar year basis to the date of Closing (with Buyer to be responsible for such items for the Closing Date);

         7.03 Documents to be Delivered at Closing with Respect to the Property. At the Closing Seller shall:

                  (a)      Execute, acknowledge and deliver to Buyer the Deed;

                  (b) Execute, acknowledge and deliver lien affidavits warranting and holding harmless Buyer and the Title Company against unpaid laborer's and materialmen's liens incurred by, through or under Seller; and

                  (c) Execute such other documents, certificates and affidavits as may be reasonably required by the Buyer or its attorney in order to confirm matters represented herein or in order to perform obligations under this Agreement.

         7.04 Possession Delivered At Closing. Possession of the Property free and clear of occupancy by all persons or entities, whether or not under claim of right or color of title, and free of all personal property of Seller which is not related to the operation and maintenance of the Building, shall be delivered by Seller to Buyer at Closing.

                                    SECTION 8
                               COSTS AND EXPENSES

         8.01 Excise Taxes. The real estate excise taxes and preparation of deed shall be paid for by Seller.

         8.02 Recording Fees and Other Expenses. The recording fees for all documents to be recorded at Closing shall be paid for by Buyer. The premium for the Title Policy shall be paid for by Buyer. Each party shall pay its own attorneys' fees. Any other fees the allocation of which are not covered by this Agreement shall be paid in accordance with custom in the locality where the Closing occurs.

                                    SECTION 9
                 DISCLOSURES AND AGREEMENTS CONCERNING BROKERAGE

         9.01 Brokers and Commissions. The parties certify to one another that there are no commissions due from either party to any real estate brokerage agent or to any other third parties in connection with the purchase and sale of the Property hereunder other than CB/Richard Ellis and Sequoia Realty. Seller shall pay any and all brokerage commissions due and payable to CB/Richard Ellis. Buyer shall pay to Sequoia Realty a brokerage commission in the amount of one and one half percent (1.5%) of the Purchase Price. The parties hereto agree that in the event of any claims for any other brokerage commissions, finder's fees, or other similar payments, they shall each indemnify and hold harmless the other for any and all such claims arising out of their respective actions or the actions of their respective agents.

                                   SECTION 10
                                  MISCELLANEOUS

         10.01 Eminent Domain. If prior to the date of Closing of this Agreement all or any material part of the Property is taken by eminent domain, Buyer may, by written notice to Seller, elect to cancel this Agreement. In such event, Escrow Agent shall deliver the Earnest Money to Seller, and Seller shall be entitled to draw down the Letter of Credit in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00), whereupon both parties shall be relieved of and released from any further liability hereunder (except as provided in Section 5.01). Unless this Agreement is so cancelled, it shall remain in full force and effect, and Seller shall assign, transfer and set over to Buyer all Seller's rights, title and interest in and to any awards that may be made for such taking.

         10.02 Risk of Loss. The risk of loss prior to Closing shall be upon Seller.

         10.03 Notices. All notices, demands, requests or other communications which may or shall be given or served by any party to this Agreement upon any other parties to this Agreement, shall be either (i) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after deposit, postage prepaid in the U.S. mail, (ii) sent by overnight delivery using a nationally recognized overnight courier with all fees paid, in which case it shall be deemed delivered one business day after deposit with such courier, (iii) sent by telefax with printed confirmation of transmission, in which case notice shall be deemed delivered upon transmission of such notice, or (iv) sent by personal delivery, in which case notice shall be deemed delivered upon personal delivery. Such notices, demands, requests or other communications shall be in writing and addressed to the following:


         If to Buyer:               HD Acquisitions, LLC
                                    ATTN:  Mr. Anthony Dilweg
                                    14 Consultant Place, Suite 250
                                    Durham, North Carolina  27707
                                    Telefax: (919) 402-9119

         with a copy to:            HD Acquisitions, LLC
                                    ATTN:  Steve Hunter, Esq.
                                    14 Consultant Place, Suite 250
                                    Durham, North Carolina  27707
                                    Telefax:  (919) 402-9119


         If to Seller:              Merisel Properties, Inc.
                                    ATTN:  Mr. Timothy Jenson
                                    200 Continental Boulevard
                                    El Sequndo, California  90245-0984
                                    Telefax: (310) 615-6882

         with a copy to:            Kennedy Covington Lobdell & Hickman, LLP
                                    ATTN:  Robert B. Womble, Esq. and
                                              Michael F. King, Esq.
                                    434 Fayetteville Street Mall
                                    Suite 1900
                                    Raleigh, North Carolina  27601
                                    Telefax:  (919) 743-7358


         10.04 Rights in Event of Default or Termination. In the event Buyer shall default in any of its obligations under this Agreement, as Seller's sole and exclusive remedy, Seller may draw down the remaining balance of the Letter of Credit and retain the Earnest Money as liquidated damages, and the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder. The foregoing shall not limit Buyer's indemnification obligations hereunder, or the obligations of the parties pursuant to Section
5.01. In the event Seller shall default in any of its obligations under this Agreement, or that any of the conditions hereto are not satisfied by Seller, as Buyer's sole and exclusive remedy, Buyer may either (i) cause Escrow Agent to return to Buyer the Letter of Credit and retain the Earnest Money as liquidated damages, and the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder except as provided in Section 5.01, or (ii) demand and compel an action of specific performance in compliance with the terms of this Agreement. The foregoing shall not limit Seller's indemnification obligations hereunder. Neither party shall be deemed in default under this Agreement, however, until the non-breaching party has provided written notice thereof, and the alleged breach has not been cured within three
(3) days in the case of monetary defaults or five (5) days in the case of non-monetary defaults. The hereinabove described liquidated damages have been agreed upon by Seller and Buyer after due deliberation and discussion, and the same constitute good faith estimates of the damages of the party which would be entitled thereto pursuant to this Agreement, the respective parties' actual damages being difficult, if not impossible, to ascertain. In addition to the remedies above, the breaching party shall be required to pay any fees due to the Escrow Agent pursuant to this Agreement.

         10.05 Entire Understanding. This Agreement and the Escrow Agreement constitute the entire understanding between the parties with respect to the Property and specifically supercede that certain letter of intent dated November 8, 2001, executed by Seller on November 12, 2001. This Agreement may not be modified orally or in any other manner except by agreement in writing by the parties hereto. In the event Buyer requests a modification to the terms of this Agreement and the parties enter into an amendment to modify this Agreement, Buyer shall pay to Seller a modification fee ("Modification Fee") in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00) for each amendment not to exceed One Hundred Thousand and no/00 Dollars ($100,000.00) in the aggregate, which Modification Fee(s) shall be nonrefundable to Buyer after the expiration date of the Financing Period, except in the event Seller defaults hereunder, but which shall be applied against the Purchase Price at Closing.

         10.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

         10.07 Survival of Covenants and Agreements. Only those covenants and agreements of Buyer and Seller contained in this Agreement that expressly so provide shall survive the Closing in accordance with their terms.

         10.08 Assignment. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         10.09 No Waste. Subject to Section 5, during the existence of this Agreement, Seller shall commit no waste upon the Property.

         10.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.11 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of North Carolina without reference to any choice or conflict of law principle, provision or rule, including all matters of construction, validity and performance.

         10.13 Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being acknowledged and agreed that the agents of each party have participated in the preparation hereof. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context required otherwise. The words "herein," "hereby," "hereunder" and other similar words shall refer to this Agreement. The word "including" shall mean including without limitation. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation or warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not deviate from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         10.14 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

         10.15 Incorporation of Exhibits and Schedules. All of the exhibits and schedules identified in this Agreement are incorporated by reference into this Agreement and made a part hereof.

         10.16 Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.



                        [The next page is the signature page.]

         IN WITNESS WHEREOF, the parties have hereunto signed this Real Property Purchase and Sale Agreement by and through their duly authorized officers or managers as of the day and year set out below.



                              SELLER:

                              MERISEL PROPERTIES, INC.
                              a Delaware corporation

Date:                         BY:/s/Ranny Thompson
       --------------------      -----------------------------------
                                 Ranny Thompson, Vice President Administration
                                                        and Operations



                              BUYER:

                              HD ACQUISITIONS, LLC,
                              a North Carolina limited liability company


Date:                         BY: /s/Anthony Dilweg
        -------------------       -------------------------------------
                                   Anthony Dilweg, Manager




                              ESCROW AGENT:
                              CB/RICHARD ELLIS, INC.



Date:                          BY: /s/
       -------------------     ----------------------------------------









          [Signature Page to Real Property Purchase and Sale Agreement]

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

         BEING all of that certain tract or parcel of land designed as Lot 25R, containing 6.989 acres, according to plat of survey entitled "Recombination Map, Lot 25R, MacGregor Park" dated April 5, 1999, prepared by Niall W. Gillespie, Professional Land Surveyor, of Niall Gillespie, R.L.S. and recorded in Book of Maps 1999, Page 933, Wake County Registry.